UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 28, 2008

Gaming Partners International Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-23588	88-0310433
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1700 South Industrial Road, Las Vegas, Nevada		89102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (702) 384-2425

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)

On October 28, 2008, Gaming Partners International Corporation (the “Company”) announced the appointment of Gregory Gronau as its Executive Vice President and Chief Operating Officer effective today.  Mr. Gronau will supervise the day-to-day operations of the Company’s North American operations conducted through its subsidiaries, GPI USA and GPI Mexicana.  The appointment of Mr. Gronau is part of a succession plan necessitated by the planned retirement of the Company’s President and Chief Executive Officer, Gerard Charlier, in September 2009.  While it is the current intention of the Board of Directors to appoint Mr. Gronau to the positions of President and Chief Executive Officer upon the retirement of Mr. Charlier, no assurance can be given that Mr. Gronau will be appointed to such positions.

The term of Mr. Gronau’s employment agreement with the Company is for three years commencing on October 28, 2008, and will be automatically extend for successive one-year periods, unless either the Company or Mr. Gronau gives notice that it shall not be so extended.  Under the terms of the employment agreement, in connection with his appointment as Executive Vice President and Chief Operating Officer, Mr. Gronau is entitled to:

•                  an annual salary of $250,000;

•                  a bonus up to 25% of his annual salary as determined by the Board of Directors in its sole discretion based on Mr. Gronau’s achieving annual objectives specified by the Board of Directors after consultation with Mr. Gronau.  For the year ending December 31, 2008, Mr. Gronau will be guaranteed a bonus equal to 25% of the salary paid to him during that year and Mr. Gronau has agreed to use such amount (net of withholding taxes) to purchase shares of the Company’s common stock;

•                  a stock option to purchase 150,000 shares of the Company’s common stock at an exercise price equal to the last sale price of the Company’s common stock on the NASDAQ Stock Market on the date of grant, subject to approval by the Company’s stockholders of the option or of a new stock option plan to which the stock option would be subject.  The stock option shall vest over a five-year period;

•                  an automobile allowance of $600 per month to cover acquisition cost, insurance and maintenance; and

•                  participate in all medical, retirement, pension or other benefit plans or arrangements made available by the Company to its employees.

If and when Mr. Gronau is appointed President and Chief Executive Officer, Mr. Gronau would then be entitled to:

•                  an increase in annual salary to $300,000;

•                  commencing in the year ending December 31, 2010, a bonus up to 50% of his annual salary as determined by the Board of Directors in its sole discretion based on Mr. Gronau’s achieving annual objectives specified by the Board of Directors after consultation with Mr. Gronau;

If during the initial three-year term of his employment agreement, Mr. Gronau’s employment with the Company is terminated by the Company other than for Cause or Incapacity (each as defined therein), Mr. Gronau will be entitled to severance pay equal to (i) six months of his annual salary if Mr. Gronau is then serving as Executive Vice President and Chief Operating Officer, or (ii) twelve months if Mr. Gronau is then serving as President and Chief Executive Officer.

The above disclosure is subject in its entirety to the full text of the employment agreement which is filed as Exhibit 99.1 to this filing.

From 2006 to March 2008, Mr. Gronau, age 49, served as President and Chief Executive Officer of Cadillac Jack (Duluth, Georgia), a supplier of innovative games and systems to the gaming industry.  From 2002 to 2006, he served as Vice President of Operations of Shuffle Master, Inc. (Las Vegas, Nevada), a publicly-traded supplier of automatic card shufflers and proprietary table games.  At Shuffle Master, Mr. Gronau oversaw software and hardware research for two product lines and directed manufacturing operations for all products.  Between 1996 and 2002, Mr. Gregory served as Director of Operations and Business Planning and then as Vice President of Distribution Services of WMS Industries, Inc. (Chicago, Illinois), a publicly-traded manufacturer of lottery terminals and slot machines.

Mr. Gronau has no family relationships with any director or other executive officer of the Company.

On October 28, 2008, we issued a press release with respect to the foregoing which is filed as Exhibit 99.2 to this filing.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Number	Description
99.1	Employment Agreement, dated as of October 28, 2008, between Gaming Partners International Corporation and Gregory Gronau

99.2	Press release dated October 28, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMING PARTNERS INTERNATIONAL CORPORATION
(Registrant)

Date: October 28, 2008
	By:	/s/ David Grimes
David Grimes
	Its:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 99.1	Employment Agreement, dated as of October 28, 2008, between Gaming Partners International Corporation and Gregory Gronau

Exhibit 99.2	Press release dated October 28, 2008